 Exhibit 99.1

PEOPLE'S COMMUNITY CAPITAL CORPORATION (PPLM)

FOR MORE INFORMATION, CALL
TOMMY B. WESSINGER, CEO or
THOMAS H. LYLES, PRESIDENT
AT (803) 641-0142

PEOPLE'S COMMUNITY CAPITAL CORPORATION REPORTS SECOND QUARTER EARNINGS

AIKEN, SOUTH CAROLINA, July 15, 2003 - - PEOPLE'S COMMUNITY CAPITAL CORPORATION, holding company for PEOPLE'S COMMUNITY BANK - - For the three months ended June 30, 2003, net income increased to $296,494, or $0.27 per common share, compared to $249,150, or $0.23 per common share for 2002, an increase of 19%. For the six month period ended June 30, 2003, net income was $528,672, or $0.48 per common share, compared to $442,443, or $0.40 per common share for the same period in 2002, an increase of 20%. All per share amounts have been adjusted for stock dividends paid.

Total assets for the company reached $109 million at June 30, 2003, a 7% increase since December 31, 2002 and a 15% increase since June 30, 2002. Net loans grew to $62 million, representing a 4% increase since last year-end and an increase of 12% since June 30, 2002. Deposits were at $94 million, an 8% increase since December 31, 2002 and a 17% increase over the same quarter last year.

The company's allowance for credit losses was increased by $29,000 for the quarter ending June 30, 2003, bringing the ending reserve to $900,000, or 1.42% of loans. There were $521 of loans charged off in the second quarter of 2003 and $1,323 of recoveries compared to $2,249 of net charge offs in the second quarter of 2002. Activity in the second quarter represents all charge-off activity for 2003 (net recoveries of $802) compared to net charge-offs of $2,497 for the first half of 2002. There were $1,861 of non-performing loans at June 30, 2003 compared to $511,707 at June 30, 2002, representing 0.00% and 0.91% of total loans, respectively.

People's Community Capital Corporation is a bank holding company for People's Community Bank of South Carolina in Aiken with three principal banking offices at 1715 Whiskey Road and 125 Park Avenue in Aiken and 518 Georgia Avenue in North Augusta. The Company's stock is traded on the OTC Bulletin Board under the symbol PPLM. Internet banking is offered through the bank's web site at www.pcbOnline.net.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic conditions and such other factors as are described in the company's filings with the Securities and Exchange Commission.

                         PEOPLE'S COMMUNITY CAPITAL CORPORATION
                              Selected Financial Information
                          (In thousands, except per share data)

                                                                      Three Months Ended          Six Months Ended
                                                                           June 30                   June 30
Condensed Results of Operations                                        2003        2002         2003         2002
------------------------------------------------------------------   ---------  ---------    ---------    ----------

Interest                                                              $1,258     $1,328       $2,470         $2,595
Interest expense                                                         352        420          712            887
Net interest income                                                      906        908        1,758          1,708
Provision for possible loan losses                                        29         72           59            120
Non-interest income                                                      277        259          563            486
Salaries and employee benefits expense                                   396        443          846            840
Occupancy and equipment expense                                           92         83          174            156
Other non-interest expense                                               212        191          452            418
                                                                     ---------  ---------    ---------    ----------

Operating income before provision for  taxes                             454        378          790            660
Provision for income taxes                                               157        129          261            218
                                                                     ---------  ---------    ---------    ----------
Net income                                                              $297       $249         $529           $442
                                                                     =========  =========    =========    ==========
Income per share of common stock : (See note)
         Basic                                                         $0.27      $0.23        $0.48          $0.40
         Diluted                                                       $0.25      $0.22        $0.45          $0.38
         Weighted average shares outstanding :
         Basic                                                     1,098,283  1,095,137    1,090,225      1,094,738
         Diluted                                                   1,194,449  1,153,028    1,175,627      1,154,333

Other Data
------------------------------------------------------------------

Average interest-earning assets                                     $101,395    $87,358      $98,863        $84,409
Average interest-bearing liabilities                                 $80,829    $70,587      $79,171        $68,515
Net interest margin                                                     3.59%      4.17%        3.59%          4.08%
Return on average equity                                               10.02%      9.27%        9.00%          8.30%
Return on average assets                                                1.10%      1.07%        1.01%          0.98%

                                                                           Jun 30               Dec 31         Jun 30
Selected Balance Sheet Data                                                 2003                 2002           2002
------------------------------------------------------------------   ---------------       --------------  --------------

Total assets                                                            $109,485              $102,015         $95,173
Loans receivable, net                                                     62,288                59,949          55,646
Federal funds sold                                                         6,414                 7,209           6,600
Short-term investments                                                     2,925                 1,989           1,487
Investment securities                                                     29,812                25,404          25,140
Deposits                                                                  93,890                86,651          80,556
Shareholders' equity                                                      12,191                11,645          11,021
Shareholders' equity per common share (See note)                          $11.10                $10.60          $10.06

Loan allowance to loans and leases                                          1.42%                 1.38%           1.34%
Net loans to                                                               66.34%                69.18%          69.08%

NOTE: Per share data has been adjusted to reflect all stock dividends paid